EXHIBIT NO. 15. (D)

                            LIQUID ASSETS FUNDS, INC.
                   AMENDED DISTRIBUTION PLAN UNDER RULE 12B-1

I. Upon effectiveness of the Fund's Amendment No. 20 to Form N-1A Registration Statement and the filing of Articles of Amendment to the Articles of Incorporation, a new class of shares, "S2 Shares", will be offered. Other classes of the Fund designated "Sweep Shares", "Trust Shares" and "Institutional Shares" are also offered. "S2 Shares" and "Sweep Shares" will be subject to this Amended Distribution Plan pursuant to Rule 12b-1. This Amended Distribution Plan will only be applicable to Trust Shares and Institutional Shares if approved by the Board of Directors and shareholders of Trust Shares and/or Institutional Shares.

II. Payments by the S2 Shares and Sweep Shares of the Liquid Assets Fund (the "Fund") to Promote the Sale of the Fund Shares

         Subject to the following conditions, the Fund may make payments from the assets of the S2 Shares and Sweep Shares of the Fund to the Fund's Underwriter for the following purposes:

         (A) to compensate the Underwriter for services related to the marketing, selling, and distribution of Fund's S2 Shares and Sweep Shares, including, but not limited to, preparation and distribution of brochures, advertisements, and other promotional materials for the Fund's S2 Shares and Sweep Shares, and compensation to sales personnel employed by the Underwriter, and

         (B) to compensate any securities dealer, financial institution or any other Person (a "Participating Organization") who renders services in distributing or promoting the sale of the Fund's S2 Shares and Sweep Shares pursuant to a written agreement (the "Related Agreement"), provided:

                  (1) No Related Agreement shall be entered into, and no payments shall be made pursuant to any Related
                           Agreement, unless such Related Agreement is in writing and has first been delivered to and approved by a vote of the board of directors of the Fund, and of a majority of the members of the board of directors of the Fund who are not interested Persons of the Fund and have no direct or indirect financial interests in the operation of the Plan or in any Related Agreement (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such Related Agreement.

                  (2) Any Related Agreement shall describe the services to be performed by the Participating Organization and shall  specify  the  amount  of,  or the  method  for
                           determining compensation to the Participating Organization.

                  (3) No Related Agreement may be entered into unless it provides that it may be terminated at any time, without the payment of any penalty, by vote of a majority of the Disinterested Directors or by vote of a Majority of the Outstanding Voting Securities of the Fund on not more than 60 days' written notice to other party to the Related Agreement and that the Related Agreement shall automatically terminate in the event of its assignment.

                  (4) Any Related Agreement shall continue in effect for a period of more than one year from the date of its execution or adoption only if it provides that such continuance is specifically approved at least annually by a vote of the board of directors of the Fund, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Related Agreement.

         (C) Aggregate payments by the Fund under this Plan in any month shall not exceed the annual rate of 0.50 of 1% of the average net asset value (determined as of the close of business on the last business day of the prior month) of all issued and outstanding S2 Shares of the Fund and shall not exceed the annual rate of 0.75 of 1% of the average net asset value (determined as of the close of business on the last business day of the prior month) of all issued and outstanding Sweep Shares of the Fund.

         (D) If and to the extent that the Fund is deemed to be acting as a distributor of its shares by reason of payments to the Fund's investment adviser under any investment advisory contract, such payments are authorized. If and to the extent that the investment advisory contract in effect as of the effective date of this plan is inconsistent with any provision of this plan, the provisions of this plan shall supersede the provisions of such investment advisory contract. If and to the extent that the Fund is deemed to be acting as a distributor of its shares by reason of any payments by the Fund's investment adviser to third parties to assist in distribution of the Fund's shares, such payments are authorized if made pursuant to an agreement that satisfies the requirements of a Related Agreement set forth in Section 1. Notwithstanding any other provision in this plan, payments to the Fund's investment adviser under any investment advisory contract and any payments by the investment adviser shall not be subject to the limitations set forth in paragraph (C) of Section I and such payments shall not be included in calculating the maximum aggregate payments to all Participating Organizations set forth in paragraph (C) of Section I.


III.     Quarterly Reports

         The Underwriter of the Fund shall provide to the board of directors, and the board of directors shall review, at least quarterly, a written report of all amounts expended pursuant to this Plan. This report shall include the identities of all Participating Organizations and the payments received by them, and explain the purposes for which all amounts were expended.

IV.      Effective Date and Duration of the Plan

         This Plan shall become effective immediately upon the later of the approval by (a) both the vote of the Board of Directors of the Fund, and of the Disinterested Directors, cast in person at the meeting called for the purpose of voting on the approval of this plan and (b) the vote of a Majority of the Outstanding Voting Securities of the Fund and the date the Fund's Registration disclosing the terms of the Amended becoming effective, whichever is later. This plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, this plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of the board of directors of the Fund, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such continuance. This plan may be terminated at any time by the vote of (a) the board of directors, (b) a majority of the Disinterested Directors or (c) a Majority of the Outstanding Voting Securities of the Fund.

V.       Selection of Disinterested Directors

         During the period in which this plan is effective, the selection and nomination of those directors of the Fund who are not Interested Persons of the Fund shall be committed to the discretion of the directors who are not Interested Persons of the Fund.

VI.      Amendments

         All material amendments of this plan shall be in writing and shall be approved by a vote of the board of directors of the Fund, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment. This plan may not be amended to increase materially the amount to be spent by the Fund hereunder without approval by a Majority of the Outstanding Voting Securities of the Fund.

VII.     Capitalized Terms

         Capitalized terms used herein without definition shall have the meaning set forth in the Investment Company Act of 1940, as amended.